Exhibit 107

Calculation of Filing Fee Tables

Schedule 13E-3

(Form Type)

NGM BIOPHARMACEUTICS, INC.

DAVID J. WOODHOUSE, PH.D.

WILLIAM J. RIEFLIN

(Exact Name of Registrant and Name of Person Filing Statement)

Table 1 – Transaction Value

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$135,294,292.20 (1)	0.0001476	$19,969.44 (2)

Fees Previously Paid	$ —		$ —

Total Transaction Valuation	$135,294,292.20

Total Fees Due for Filing			$19,969.44 (3)

Total Fees Previously Paid			$ —

Total Fee Offsets			$ —

Net Fee Due			$0.00

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fees Offset Claims		SC TO-T	005-90978	March 8, 2024		$19,969.44 (3)

Fee Offset Sources	(3)	SC TO-T	005-90978		March 8, 2024		$19,969.44 (3)

(1)

Estimated solely for the purpose of calculating the filing fee. The transaction value was calculated by adding (i) the product of (a) $1.55, which is the price per share of common stock of NGM Biopharmaceuticals, Inc. (the “Company”) (each, a “Share”), and (b) 83,922,383 Shares issued and outstanding (including shares underlying restricted stock units) and (ii) the product of (a) the difference between (1) $1.55 and (2) an exercise price of $0.84 (the weighted-average exercise price of the outstanding in-the-money options) and (b) in-the-money stock options representing the right to purchase an aggregate of 7,344,505 Shares. The calculation of the transaction value is based on information provided by the Company as of March 1, 2024.

(2)	The amount of the filing fee was calculated by multiplying the transaction value by 0.0001476.

(3)

Atlas Neon Merger Sub, Inc., Atlas Neon Parent, Inc., The Column Group, LP, The Column Group GP, LP, The Column Group II, LP, The Column Group II GP, LP, The Column Group Management, LP, Ponoi Capital, LP, Ponoi Management, LLC, Ponoi Capital II, LP, Ponoi II Management, LLC, The Column Group III, LP, The Column Group III-A, LP, The Column Group II GP, LP, The Column Group IV, LP, The Column Group IV-A, LP, The Column Group IV GP, LP, TCG IV GP, LLC, The Column Group Opportunity III, LP, The Column Group Opportunity III GP, LP, TCG Opportunity III GP, LLC, Peter Svennilson, David V. Goeddel and Timothy Kutzkey previously paid $19,969.44 upon the filing of their Schedule TO-T on March 8, 2024 in connection with the transaction reported hereby